Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement File Nos. 33-52635, 33-58409, 333-25569, 333-80945, 333-32416, 333-56806, 333-83498, 333-83420, 33-58407, 333-61488, 333-61490, 333-83418, 333-88669, 333-40354, 333-56356, 333-108245, 333-108247, 333-147002, 333-148137, 333-148176, and 333-150214, of ADC Telecommunications, Inc. of our reports dated November 20, 2009, with respect to the consolidated financial statements and schedule of ADC Telecommunications, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of ADC Telecommunications, Inc., included in this Annual Report (Form 10-K) for the year ended September 30, 2009.
/s/ Ernst & Young
Minneapolis, Minnesota
November 20, 2009